U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person

   TMRC Voting Trust
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   2500 East Kearney Street
--------------------------------------------------------------------------------
                        (Street)

   Springfield            MO                    65803
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   January 7, 2003
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity  (Voluntary)

================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Travis Boats & Motors, Inc. (TRVS)
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)
================================================================================
6. If Amendment, Date of Original (Month/Year)

================================================================================
7. Individual or Joint/Group Reporting (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More Than One Reporting Person

================================================================================

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                  2.                               4.
                                  Amount of     3.                 Nature of
                                  Securities    Ownership Form:    Indirect
1.                                Beneficially  Direct (D) or      Beneficial
Title of Security                 Owned         Indirect (I)       Ownership
(Instr. 4)                        (Instr. 4)    Instr.5)           (Instr. 5)
--------------------------------------------------------------------------------
Common Stock                       1,000(1)          D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

(1) Represents shares owned directly by Kenneth N. Burroughs, a joint filer to this report.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                       3.
                     2.                Title and Amount
                     Date              of Underlying
                     Exercisable and   Derivative                           5.
                     Expiration Date   Securities              4.           Ownership of     6.
1.                   (Month/Day/Year)  (Instr. 4)              Conversion   Derivative       Nature of
Title of             ----------------  -------------------     or Exercise  Security:        Indirect
Derivative           Date     Expira-            Amount        Price of     Direct (D)       Beneficial
Security             Exer-    tion               or Number     Derivative   Indirect (I)     Ownership
(Instr. 4)           cisable  Date     Title     of Shares     Security     (Instr. 5)       (Instr. 5)
-------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

=======================================================================================================



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

TMRC VOTING TRUST



By:   /s/ Kenneth N. Burroughs                              January 7, 2003
    ---------------------------------------------         -------------------
     Kenneth N. Burroughs, Voting Trustee                   Date
    **Signature of Reporting Person


*    If the form is filed by more than one reporting person, see instructions
     5(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

                             Joint Filer Information



Name:                          Kenneth N. Burroughs

Address:                       2500 East Kearney Street
                               Springfield, Missouri 65803

Designated Filer:              TMRC Voting Trust

Issuer and
 Ticker Symbol:                Travis Boats & Motors, Inc. (TRVS)

Date of Event
 Requiring Statement:          January 7, 2003



Signature:                     /s/ Kenneth N. Burroughs
                               ----------------------------------------
                               Kenneth N. Burroughs